Exhibit (10a) Representation agreement between Web Press Corporation and PaySys Inc.

                            REPRESENTATION AGREEMENT


     THIS IS A SERVICE AGREEMENT made by and between PACSYS INC, an independent contractor (hereinafter, for convenience, generally referred to as "PacSys") and WEB PRESS CORPORATION (and its wholly owned subsidiary WEB LEADER INTERNATIONAL, INC.), both corporations organized under the laws of the state of Washington, U.S.A. (hereinafter, for convenience, generally referred to as "Web" or "WPC").

                                   WITNESSETH

     WHEREAS, Web is in the business of manufacturing, constructing, assembling and installing certain machinery and equipment consisting of, among other items, printing presses of various types and functions; and

     WHEREAS, Web has extended certain terms and conditions, which have been accepted by PacSys, authorizing PacSys to solicit and negotiate domestically and internationally offers to purchase the machinery and equipment manufactured by Web,

     NOW THEREFORE, in consideration of the conditions hereinafter set forth, it is agreed by and between Web and PacSys as follows:

          Web hereby appoints PacSys as its sales representative to solicit and negotiate orders in the territories outlined in this agreement for all products manufactured and sold by Web.

          This agreement shall become effective immediately and shall remain in effect for twelve (12) months. Upon the expiration of the initial term, it may be renewed for additional terms, unless one of the parties hereto shall notify the other party, in writing, of its decision not to renew this agreement.

          PacSys may draw upon and Web will provide all of Web's resources, including: sales executives, agents, brochures, advertising, meetings, conventions, engineering expertise, technical service, and finance, to promote and sell Web's equipment. PacSys will continuously scrutinize Web's marketing and sales methods, including Web's sales executives and agents, to determine how Web can better market and sell its equipment. Web authorizes PacSys to provide marketing and sales guidance to Web's sales executives, sales assistants, and agents; and to execute whatever steps Web and PacSys agree are necessary to improve sales and marketing operations. Concomitantly, PacSys may represent itself to prospects and customers as Web's sole negotiator for all sales of equipment of Web.

Exhibit (10a) Representation agreement between Web Press Corporation and PaySys Inc.

          PacSys is an independent contractor and shall have no authority to contract on Web's behalf or in any other way to obligate Web to any third parties without the written agreement of Web. PacSys shall define each prospect's printing requirements as well as the equipment PacSys believes should be quoted to the prospect and shall forward that information to Web. Web will prepare the requested quotation or alternative quotations that Web believes should be considered and forward those quotations to PacSys or the prospect. PacSys will, as Web's sole negotiator, present proposals to prospects, promote the sale of Web's equipment, and negotiate on behalf of Web offers to purchase Web's equipment. PacSys may delegate to Web's sales executives and agents this authority.

          PacSys may not compromise Web's quoted selling price without Web's prior written approval. Signed FAX approvals are acceptable.

          PacSys and its employees are prohibited from representing any other manufacturer, owner, or distributor of full-width, web-fed printing presses (normally considered as Web's competition), new or used, without the prior written agreement of Web.


                               NORTHEAST TERRITORY
                               TERMS & CONDITIONS


1. A commission of 6.5% (amount to be fixed at the time of quotation) of the "Net Sales Value" of Web's equipment and 2% of auxiliary equipment (so long as that equipment is sold at a 10% gross profit), manufactured by other than Web, will be paid to PacSys. Commissions paid will be directly proportional to the amount received by Web from a payment, to the total amount Web is to receive from the sale. Change in the commission percentage or structure requires written permission of PacSys and Web. For purposes of this agreement, "Net Sales Value" is defined as the contract selling price minus commissions paid to others, license fees, and accommodation costs. Accommodation costs are those costs that are passed on to the customer with no mark-up (i.e. C.I.F. charges, travel and expenses of an installer, etc.).

2. A territory bonus of 25% will be paid to PacSys on any portion of gross sales margin exceeding 30%. Such margin will be calculated using Web's Sales Price Analysis form (SPA).

3. PacSys will forward to Web monthly information concerning the status of any prospects PacSys is working with on behalf of Web, using a mutually agreed upon Contact Report Form.

4. PacSys will visit, on a regular basis, those customers who are currently or at a time in the future, utilizing Web equipment within the exclusive territory assigned. Such territory definition may be modified from time to time upon written agreement of both PacSys and Web.

Exhibit (10a) Representation agreement between Web Press Corporation and PaySys Inc.

5. Travel will be required, and the expense of that travel and all subsequent sales expenses will be the responsibility of PacSys unless travel is for an authorized sales meeting or business purpose wherein participation is requested by Web.

6. The assigned territory will include the following states and Canadian provinces:

         New York          Rhode Island     Pennsylvania
         Maine             Maryland         New Jersey
         New Hampshire     Massachusetts    Connecticut
         Vermont           New Brunswick    Newfoundland
         Nova Scotia       Ontario          Quebec
         Prince Edward Island

7. All written or published material including, but not limited to literature, proposals, market information, call reports, forecasts, files, etc. created or supplied by WPC or created by PacSys (both hard copy and digital) in conjunction with their representation of WPC are to be considered the sole property of WPC and must be surrendered to WPC upon request.


                               TERMS & CONDITIONS
                          FOR ALL OTHER EQUIPMENT SALES


1. A commission of 2% of the "Net Sales Value" of Web's equipment and 1% of auxiliary equipment (so long as that equipment is sold at a 10% gross profit), manufactured by other than Web, will be paid to PacSys. Commissions paid will be directly proportional to the amount received by Web from a payment, to the total amount Web is to receive from the sale. Change in the commission structure requires written permission of PacSys and Web. For purposes of this agreement, "Net Sales Value" is defined as the contract-selling price, minus commissions paid to others, license fees, and accommodation costs. Accommodation costs are those costs that are passed on to the customer with no mark-up (i.e. C.I.F. charges, travel and expenses of an installer, etc.). Commencing in 2002, and each year thereafter, if net sales value for a calendar year exceeds nine million dollars ($9,000,000.00), the above 2% commission on net sales value will increase to 2.5% and will apply retroactively for the entire year. In 2001, the commission rate will be increased to 2.5% if sales for the period beginning June 1, 2001, through December 31, 2001, exceed five million two hundred and fifty thousand dollars ($5,250,000.00).

2. A management bonus of 10% will be paid to PacSys on any portion of gross margin exceeding 30%. Such margin will be calculated using Web's Sales Price Analysis form (SPA).

Exhibit (10a) Representation agreement between Web Press Corporation and PaySys Inc.

3. PacSys will forward to Web monthly information concerning the status of any prospects PacSys is working with on behalf of Web, using a mutually agreed upon Contact Report Form.

4. PacSys will visit, on a regular basis, those customers who are currently or at a time in the future, utilizing Web equipment worldwide. Such territory definition may be modified from time to time upon written agreement of both PacSys and Web.

5. Web authorizes PacSys to provide marketing and sales guidance to Web's sales executives, sales assistants, and agents; and to execute whatever steps Web and PacSys agree are necessary to improve sales and marketing operations.

6. PacSys shall assign one of its principals or a qualified employee acceptable to Web, the primary responsibility for interfacing directly with Web's management and employees on all matters attendant to their mutual interests.

7. Travel will be required, and the expense of that travel and all subsequent sales expenses sustained by PacSys will be reimbursed by Web. PacSys will provide Web with documentation of such expenses prior to reimbursement. Reimbursements will be on a monthly basis.

8. The commission structure applies to the entire world, and includes the Northeast sales territory.

9. Web will pay PacSys a non-refundable draw against commissions for the first twelve (12) months of this agreement. Such draw will be paid at $7,500 for the first four (4) months; and $18,750 for the remaining eight (8) months

10. On June 22, 2001, Web's board of directors unanimously approved increasing the number of shares outstanding of Web's common stock to four million (4,000,000) shares. The board also approved using up to seven hundred seventy-five thousand (775,000) shares for the expressed purpose of issuing PacSys options to purchase Web shares. It is understood by PacSys that a special election of all of Web's shareholders must be held to approve granting the options before options can be granted and issued. Web agrees to hold a special election of its shareholders no later than December 31, 2001, specifically to approve increasing the number of Web shares outstanding, and to authorize granting stock options to PacSys to purchase Web stock. Web's directors intend to vote their shares in favor of increasing the number of shares outstanding and granting the stock options. Contingent upon approval of Web's shareholders, Web and PacSys agree to the following:

     Web will grant stock options to PacSys to purchase Web's common stock at a strike price of $.75 per share.

Exhibit (10a) Representation agreement between Web Press Corporation and PaySys Inc.

     In 2001, one "Unit" of 25,000 shares will be granted for every five hundred thousand dollars ($500,000.00) that Web's actual equipment sales exceed six million seven hundred eight thousand three hundred thirty-three dollars ($6,708,333.00) for the period commencing June 1, 2001, through December 31, 2001.

     In 2002, and each year thereafter, one "Unit" of 25,000 shares will be granted for every five hundred thousand dollars ($500,000.00) that Web's actual equipment sales exceed eleven million five hundred thousand dollars ($11,500,000.00).

     Commencing in 2002, and each year thereafter, actual sales will be measured on a calendar year basis, January 1, through December 31.

     A maximum of 325,000 shares (13 units) may be earned in any one calendar year.

     A maximum of 775,000 shares (31 units) may be earned in total under this agreement.

     Any options earned will be granted at the end of the calendar year in which they are earned (December 31).

     PacSys will have a period of twenty-four (24) months after being granted a stock option in which it may exercise that option. Options will expire after such twenty-four (24) month period, unless extended by Web in writing.


Any violation of the above terms and conditions will constitute a breach of the Representation Agreement, and, upon written notice by either party, the said Representation Agreement will be terminated.

Either party may terminate this agreement by giving six (6) months written notice to the other party by certified mail to the last know company headquarters. Should this agreement be terminated by Web or PacSys for other than a violation of the above terms and conditions, normal commissions will be paid on orders taken from prospects in the above territory who have quotations on file for a period of six (6) months from the termination date. During such time, PacSys will continue to work on behalf of Web in the territories assigned under this agreement and supply whatever assistance is required.

It is the intent of both parties to renegotiate this agreement after the first year.

                               Tax Indemnification
                               -------------------

PacSys Inc., its officers, directors and shareholders, individually and jointly, agree to indemnify and hold harmless Web Press Corporation, its officers, directors and agents from and against all applicable taxes, including income, employment, self-employment, withholding, value added or a similar tax of any tax jurisdiction, and any penalties and interest, and the cost of any tax controversy related thereto, which may arise out of the performance of or compensation for the services provided by PacSys Inc. or any of its officers, directors, employees or agents.

     IN WITNESS WHEREOF, the parties have caused the agreement to be executed by its duly authorized officers on the day and year first above written.



Accepted by:

WEB PRESS CORPORATION                       PacSys Inc.

By:_______________________________          By:_____________________________

Its:_______________________________         Its:____________________________

Date:______________________________         Date:___________________________


                                            PacSys Inc.

                                            By:_____________________________

                                            Its:____________________________

                                            Date:____________________________